Exhibit 99.1

INDEX TO THE CONSOLIDATED UNAUDITED CONDENSED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements

Consolidated Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022 (audited)	[2]
Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022	[3]
Consolidated Condensed Statements of Shareholders’ Equity (Deficit) for the three and nine months ended September 30, 2023 and 2022	[4]
Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	[5]
Notes to the Consolidated Condensed Financial Statements	[9-29]

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VOLATO, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2023 (Unaudited)	December 31, 2022 (Audited)

ASSETS
Current assets:
Cash	$7,911,549	$5,776,703
Accounts receivable, net	2,020,453	1,879,672
Deposits on aircraft	28,783,334	833,334
Prepaid expenses and other current assets	5,149,128	2,210,946
Total current assets	43,864,464	10,700,655

Fixed assets, net	1,006,726	348,562
Right-of-use asset	1,354,581	1,574,144
Equity-method investment	153,742	1,158,574
Deposits on aircraft	3,000,000	12,000,000
Other deposits	70,622	124,143
Restricted cash	2,242,564	2,101,980
Intangible – Customer list	206,033	251,525
Intangible Part 135 Certificates	1,200,000	1,363,000
Goodwill	634,965	634,965
Total assets	$53,733,697	$30,257,548

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$10,639,386	$2,882,589
Loan from related party	1,000,000	5,150,000
Convertible notes, net	-	18,844,019
Operating lease liability, current	315,075	283,087
Accrued interest	60,000	780,606
Other loans	21,781	56,980
Customers’ deposits	6,315,916	2,163,056
Total current liabilities	18,352,158	30,160,337

Deferred income tax liability	305,000	305,000
Operating lease liability, non-current	1,049,954	1,291,057
Long term notes payable	18,396,818	4,170,006
Total liabilities	38,103,930	35,926,400
COMMITMENTS AND CONTINGENCIES (Note 13)

MEZZANINE EQUITY
Preferred Seed Stock, par value $0.001, 3,981,236 shares authorized, 3,981,236 shares issued and outstanding as of September 30, 2023, and December 31, 2022 (*)	4,585,000	-
Preferred Series A-1, 6,000,000 shares authorized, 1,205,000 and 0 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	12,050,000	-
Preferred Series A-2, 3,327,624 shares authorized, 3,327,624 and 0 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	19,905,900	-
Preferred Series A-3, 2,050,628 shares authorized, 2,050,628 and 0 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	18,455,726	-
Total Mezzanine equity	54,996,626	-

SHAREHOLDERS’ DEFICIT
Preferred Seed Stock, par value $0.001, 3,981,236 shares authorized, 3,981,236 shares issued and outstanding as of September 30, 2023, and December 31, 2022 (*)	-	3,981
Common Stock, $0.001 par value, 26,249,929 shares authorized, 7,324,468 and 7,120,208 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively (*)	7,324	7,120
Additional paid-in capital (*)	680,927	5,175,307
Stock subscriptions receivable	(15,000)	(15,000)
Accumulated deficit	(40,040,110)	(10,840,260)
Total shareholders’ deficit	(39,366,859)	(5,668,852)
Total liabilities, mezzanine equity and shareholders’ deficit	$53,733,697	$30,257,548

(*) The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

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VOLATO, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue	$13,180,950	$14,075,955	$41,860,775	$60,791,225
Cost of revenue	17,392,738	15,407,413	52,687,408	59,779,367
Gross profit (deficit)	(4,211,788)	(1,331,458)	(10,826,633)	1,011,858

Operating expenses
Salaries and benefits	3,221,384	1,790,892	8,831,948	3,845,741
Advertising	805,784	93,959	1,383,118	229,788
Professional fees	555,117	355,171	1,435,605	862,189
Stock-based compensation	39,981	3,640	63,376	10,282
Depreciation and amortization	105,862	30,087	207,890	121,195
General and administrative	2,092,845	1,111,929	5,474,167	2,524,307
Loss from operations	(11,032,761)	(4,717,136)	(28,222,737)	(6,581,644)

Other income (expense)
Gain from sale of Part 135 Certificate	-	-	387,000	-
Income (loss) from equity-method investments	-	(3,019)	21,982	(37,301)
Gain from sale of equity-method investment	-	-	883,165	-
Gain from deconsolidation of investments	-	-	-	580,802
Other income	12,181	75,751	157,756	105,399
Interest income on restricted cash	20,202	-	34,173	-
Interest expense, net	(825,118)	(206,338)	(2,461,189)	(453,002)
Other income (expense)	(792,735)	(133,606)	(977,113)	195,898

Loss before provision for income taxes	(11,825,496)	(4,850,742)	(29,199,850)	(6,385,746)
Provision for income taxes (benefits)	-	-	-	(80,000)
Net Loss before non-controlling interest	(11,825,496)	(4,850,742)	(29,199,850)	(6,305,746)
Net Loss attributable to non-controlling interest	-	-	-	(32,600)

Net Loss attributable to Volato Inc.	$(11,825,496)	$(4,850,742)	$(29,199,850)	$(6,273,146)

Basic and Diluted Loss per share (*)	$(1.62)	$(0.68)	$(4.04)	$(0.88)
Weighted average common share outstanding:
Basic and Diluted (*)	7,317,382	7,120,208	7,234,827	7,120,208

(*) The number of shares and per share amounts have been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

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VOLATO, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Three and Nine Months Ended September 30, 2023

	Series Seed Convertible				Additional			Total
	Preferred Stock (*)		Common Stock (*)		Paid-in	Subscription	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Capital (*)	Receivable	Deficit	Deficit

Balance December 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,175,307	$(15,000)	$(10,840,260)	$(5,668,852)

Stock-based compensation	-	-	-	-	8,135	-	-	8,135
Net loss	-	-	-	-	-	-	(7,514,781)	(7,514,781)
Balance March 31, 2023	3,981,236	$3,981	7,120,208	$7,120	$5,183,442	$(15,000)	$(18,355,041)	$(13,175,498)

	Series Seed Convertible				Additional			Total
	Preferred Stock (*)		Common Stock (*)		Paid-in	Subscription	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Capital (*)	Receivable	Deficit	Deficit

Balance March 31, 2023	3,981,236	$3,981	7,120,208	$7,120	$5,183,442	$(15,000)	$(18,355,041)	$(13,175,498)

Stock-based compensation	-	-	-	-	15,260	-	-	15,260
Common stock issued from options exercise	-	-	193,163	193	21,865	-	-	22,058
Net loss	-	-	-	-	-	-	(9,859,573)	(9,859,573)
Balance June 30, 2023	3,981,236	$3,981	7,313,371	$7,313	$5,220,567	$(15,000)	$(28,214,614)	$(22,997,753)

	Series Seed Convertible				Additional			Total
	Preferred Stock (*)		Common Stock (*)		Paid-in	Subscription	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Capital (*)	Receivable	Deficit	Deficit

Balance June 30, 2023	3,981,236	$3,981	7,313,371	$7,313	$5,220,567	$(15,000)	$(28,214,614)	$(22,997,753)

Reclassification of Series Seed to Mezzanine equity	-	(3,981)	-	-	(4,581,019)	-	-	(4,585,000)
Stock-based compensation	-	-	-	-	39,980	-	-	39,980
Common stock issued from options exercise	-	-	11,097	11	1,399	-	-	1,410
Net loss	-	-	-	-	-	-	(11,825,496)	(11,825,496)
Balance September 30, 2023	3,981,236	$-	7,324,468	$7,324	$680,927	$(15,000)	$(40,040,110)	$(39,366,859)

For the Three and Nine Months Ended September 30, 2022

	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in	Subscription	Retained	Non-controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital (*)	Receivable	Deficit	Interest	Equity
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939

Cash collected from subscription receivable	-	-	-	-	-	20,000	-	-	20,000
Stock-based compensation	-	-	-	-	2,724	-	-	-	2,724
Change in ownership interest in former subsidiary	-	-	-	-	33,751	-	-	-	33,751
Deconsolidation of former subsidiaries							-	(4,265,167)	(4,265,167)
Net Income (loss)	-	-	-	-	-	-	324,827	(32,600)	292.227
Balance March 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,160,874	$(30,000)	$(1,148,501)	$-	$3,993,474

	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in	Subscription	Retained	Non-controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital (*)	Receivable	Deficit	Interest	Equity

Balance March 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,160,874	$(30,000)	$(1,148,501)	$-	$3,993,474
Stock-based compensation	-	-	-	-	3,918	-	-	-	3,918
Net Loss	-	-	-	-	-	-	(1,747,231)	-	(1,747,231)
Balance June 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,164,792	$(30,000)	$(2,895,732)	$-	$2,250,161

	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in	Subscription	Retained	Non-controlling	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital (*)	Receivable	Deficit	Interest	(deficit)

Balance June 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,164,792	$(30,000)	$(2,895,732)	$-	$2,250,161
Stock-based compensation	-	-	-	-	3,639	-	-	-	3,639
Net Loss	-	-	-	-	-	-	(4,850,742)	-	(4,850,742)
Balance September 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,168,431	$(30,000)	$(7,746,474)	$-	$(2,596,942)

(*) The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

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VOLATO, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2023	2022
Operating activities:
Net Loss	$(29,199,850)	$(6,273,146)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	207,890	121,195
Amortization right-of-use asset	219,563	-
Stock compensation expense	63,375	10,281
Gain from sale of equity-method investments	(883,165)	-
Grain from deconsolidation	-	(580,802)
Gain from sale of Part 135 certificate	(387,000)	-
Deferred income tax benefit	-	(80,000)
Loss (Gain) from equity-method investments	(21,982)	37,301
Amortization of debt discount	138,235	8,826
Changes in assets and liabilities:
Accounts receivable, net	(140,781)	(601,415)
Prepaid and other current assets	(2,738,182)	(1,506,699)
Other deposits	53,521	(37,286)
Account payable and accrued liabilities	7,597,029	1,341,895
Lease liability operating lease	(209,115)	-
Accrued interest	978,083	438,868
Deposits on aircraft	(3,950,000)	(7,750,000)
Customers’ deposits	4,152,860	4,151,235
Net cash used in operating activities	(24,119,519)	(10,719,747)
Investing activities:
Cash payment for property, plant, and equipment	(820,561)	(227,701)
Payments for purchase of interest in equity-method investment	(2,327,759)	-
Proceeds from sale of interest in equity-method investment	4,235,000	6,575,000
Proceeds from the sale of Part 135 certificate	350,000	-
Payment from acquisition of GCA	-	(1,850,000)
Cash obtained from acquisition of GCA	-	678,963
Net cash provided by investing activities	1,436,680	5,176,262
Financing activities:
Proceeds from lines of credit	1,000,000	4,950,000
Proceeds from exercise of stock options	23,468	-
Proceeds from issuance of convertible notes	12,670,000	9,362,000
Proceeds from sale of Series A	12,050,000	-
Proceeds from other loans	-	87,753
Repayment on loans	(785,199)	(27,893)
Collection on subscription receivable	-	20,000
Repayment of line of credit	-	(5,800,000)
Net cash provided by financing activities	24,958,269	8,591,860
Net increase in cash	2,275,430	3,048,375
Cash and restricted cash, beginning of year	7,878,683	1,608,184
Cash and restricted cash, end of period	$10,154,113	$4,656,559
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,305,190	$5,431
Cash paid for income taxes	$-	$-
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposit	$15,000,000	$-
Conversion of line of credit to convertible note with related party	$6,001,407	$-
Original debt discount from notes	$162,509	$-
Conversion of convertible notes to series A preferred	$38,361,626	$-
Payment from acquisition of GCA	$-	$1,850,000
Cash obtained from acquisition of GCA	$-	$678,963

The accompanying notes are an integral part of these audited consolidated condensed financial statements.

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VOLATO, INC.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

September 30, 2023

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Volato, Inc. (the “Company”, or “Volato”) was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.”.

The Company operates an aircraft ownership program, provides ad-hoc charter flights, sells deposit products, and manages aircraft for owners in the private aviation industry. The Volato aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members. Subsequently, the Company sells an aircraft to each limited liability company. These companies are referred to as “Plane Co LLC” or “Plane Co”.

The Company launched an aircraft ownership program using HondaJets in 2021 and is expanding its fleet of Honda aircraft. The Company has expanded its base locations and now has six locations, consisting of Atlanta, Baltimore/Washington, Ft. Lauderdale, Houston, San Diego, and St. Augustine as of September 30, 2023. The Company currently operates nationwide and internationally. The Company operates HondaJet aircraft, of which ten (10) are owned by limited liability companies managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. Volato has a minority interest in one of these Plane Cos as of September 30, 2023 (3.13%), and retained a de minimis ownership interest in seven (7) others.

The Company believes the HondaJet is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room, including an enclosed lavatory. The wing mounted engines allow for a tranquil, spacious interior.

The Company is planning to expand its fleet offering as it executed a series of purchase agreements for the acquisition of four (4) Gulfstream G280 (“G280”) aircraft. The G280 aircraft complement the Company’s fast-growing fleet of HondaJet Elite aircraft, which will serve a wider share of the private jet market. The Company is scheduled to take delivery of its first G280 aircraft in early 2024.

On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company, LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth quarter of 2023 and the fourth quarter of 2025.

On July 21, 2023, the Company consummated a qualified financing with the Series A Preferred Stock offering described in note 11, pursuant to which the convertible notes converted into Series A-2 Preferred Stock at a conversion price of $5.982 per share and into Series A-3 Preferred Stock at a conversion price of $9.00 per share.

Business Combination

On August 1, 2023, PROOF Acquisition Corp I, a Delaware corporation (prior to the Effective Time, “PACI” and, at and after the Effective Time, “Volato Group”) entered into a definitive business combination agreement (the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group. The effectiveness of the business combination agreement is still subject to various votes and approval.

Business Acquisition

On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. (“GCA”) for a total cash consideration of $1,850,000.

GCA, through its wholly owned subsidiary GC Aviation, Inc., holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA has been based at Atlantic Aviation Houston Hobby Airport since 2003 and operates FAA air carrier certificate #GZXA746L with worldwide operating authority.

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Stock Split

Effective November 15, 2022, the Company approved its second amended and restated articles of incorporation to effect a two-for-one stock split (2:1) of the Company’s issued and outstanding shares of Series Seed preferred stock and common stock.

Reverse stock split

Effective July 21, 2023, the Company approved its third amended and restated articles of incorporation to effect a one-for-0.434159 reverse stock split (0.434159:1) of the Company’s issued and outstanding shares of Series Seed preferred stock and common stock.

All share and per share related numbers in these unaudited consolidated interim financial statements give effect to the stock split, which was effective on January 6, 2023, and the reverse stock split, which was effective on July 21, 2023, before issuance of the unaudited consolidated interim financial statements.

On March 3, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying consolidated balance sheet as of September 30, 2023, the consolidated statements of operations for the three and nine months ended September 30, 2023 and 2022, the consolidated statements of cash flows for the nine months ended September 30, 2023 and 2022, and the consolidated statements of shareholders’ (equity) deficit for the three and nine months ended September 30, 2023 and 2022 are unaudited; however, in the opinion of management such interim consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

Going concern, liquidity, and capital resources

The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $29.2 million for the nine months ended September 30, 2023, and has an accumulated deficit of approximately $40.0 million as of September 30, 2023. Net cash used in operating activities for the nine months ended September 30, 2023, was approximately $24.1 million.

These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of debt, issuance of equity securities, sale of fractional shares of its aircraft at a premium to cost or a merger with a blank check company.

The Company also has the ability to reduce its cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings and or combination transaction, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these unaudited financials are available.

There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Gulf Coast Aviation, Inc. (“GCA”) renamed Volato Aircraft Management Service, a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.

The Company’s consolidated subsidiaries are as follows:

Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Gulf Coast Aviation, Inc. renamed Volato Aircraft Management Service (“Volato AMS”)	Texas	100%
Fly Vaunt, LLC	Georgia	100%
Fly Dreams LLC (until March 3, 2023)	Georgia	100%

On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.

The Company does not hold any controlling interest in any limited liability companies which are referred to as “Plane Co LLC” or “Plane Co” as of September 30, 2023, and December 31, 2022.

Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with Volato, Inc. Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement.

On August 16, 2021, Fly Dreams LLC was contributed to the Company in exchange for series seed shares of preferred stock. Fly Dreams LLC and Volato, Inc. are considered entities under common control. In accordance with ASC 805-50, the assets and liabilities of Fly Dreams were transferred at their historical cost to the parent, and the consolidated financial statements present the operations of the combined entities, as if the transfer had occurred at the beginning of 2021. Fly Dreams LLC holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s.

On March 3, 2023, the Company transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550,000, which resulted in the recognition of $387,000 in gain, which is presented in other income (expense) in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:

■	Useful lives of property, plant, and equipment.

■	Assumptions used in valuing equity instruments.
■	Deferred income taxes and related valuation allowance.
■	Assessment of long-lived assets impairment.
■	Goodwill impairment.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At September 30, 2023 and December 31, 2022, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2,242,564 and $2,101,980 in restricted cash at September 30, 2023 and December 31, 2022, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.

Investment - Equity Method

The Company accounts for its equity-method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

As of September 30, 2023, the only equity-method investment was Volato 158 LLC in which the Company has a 3.13% equity interest. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest.

As of September 30, 2023, and December 31, 2022, management believes the carrying value of its equity-method investments was recoverable in all material respects.

Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, current creditworthiness, and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company did recognize $106,273 and $0 of bad debt expense during the nine months ended September 30, 2023 and 2022.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:

Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Software development costs	3 years

Computer Software Development

Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.

The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated condensed balance sheets and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $932,450 and $163,349 of internal software development costs incurred as of September 30, 2023, and December 31, 2022, respectively. The Company also expensed internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. The Company recognized $118,644 and $6,442 of amortization expense during the nine months ended September 30, 2023 and 2022, respectively. The Company recognized $67,928 and $3,525 of amortization expense during the three months ended September 30, 2023 and 2022, respectively.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Valuation of Long-Lived Assets:

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the three and nine months ended September 30, 2023 and 2022.

Fair value of financial instruments

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits on aircraft and other deposits, members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at September 30, 2023 and December 31, 2022.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, we direct third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, we are primarily responsible for satisfying the overall performance obligation with the customer and are considered the principal in the relationship because we have the ability to direct the third parties to provide services to our customers.

Aircraft sales only requires the delivery of the aircraft.

Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby, the customer makes a deposit in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outline the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.

Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consist of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.

In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Volato Insider Membership program or the Volato Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of our Volato Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $6,315,916 and $2,163,056 at September 30, 2023 and December 31, 2022, respectively.

For the three and nine months ended September 30, 2023 and 2022, the sources of revenue were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenue from management of aircraft recognized over time	$2,869,480	$779,333	$5,788,107	$1,545,980
Revenue from management of aircraft recognized at one point in time	3,170,807	3,399,218	9,224,808	7,416,485
Revenue from charter flights and owner used recognized over time	7,140,663	4,207,404	21,137,860	10,063,760
Revenue from the sale of aircraft recognized at one point in time:	-	5,690,000	5,710,000	41,765,000
Total sources of revenue	$13,180,950	$14,075,955	$41,860,775	$60,791,225

Income taxes

The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.

Stock-based compensation

FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Companies are required to measure the compensation costs of share-based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  Equity award forfeitures are recognized at the date of employee termination.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net loss per share

The Company computes basic and diluted net loss per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic net income (loss) per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings (loss) per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the nine months ended September 30, 2023 and 2022, include stock options, convertible debt and preferred stock.

The Company has 2,233,706 outstanding stock options to purchase an equivalent number of common stock at September 30, 2023. As of September 30, 2023, the Company has 10,564,488 shares of preferred stock convertible at different conversion prices into shares of the Company’s common stock.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Intangible Assets

The Company records its intangible assets at cost in accordance with ASC 350, Intangibles - Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the nine months ended September 30, 2023 and 2022, there was no impairment loss recognized for the intangible asset.

The intangibles include $1,200,000 for a Part 135 FAA certificate and $300,809 (gross) of customer list resulting from the acquisition of Gulf Coast Aviation, Inc. During the nine months ended September 30, 2023, the Company sold its Part 135 FAA Certificate held by Fly Dreams LLC with a carrying value of $163,000 for a total consideration of $550,000, of which $350,000 was funded as of September 30, 2023. The balance of $200,000 is reported under Prepaid and other current assets in the consolidated balance sheet as of September 30, 2023.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill as of September 30, 2023, and December 31, 2022.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment Reporting

The Company identifies operating segments as components of Volato, Inc. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that Volato, Inc. operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Cost of revenue

Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance, compensation expenses and related benefits for employees that directly facilitate flight operations including crew and pilots and certain aircraft operating costs such as landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.

Advertising Costs

Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $1,383,118 and $229,788 for the nine months ended September 30, 2023 and 2022, respectively. Such advertising amounted to $805,784 and $93,959 for the three months ended September 30, 2023 and 2022, respectively.

Variable Interest Entity (VIE) Accounting

The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds minority ownership in each PlaneCo. The Company did not consolidate any variable interest entities as of September 30, 2023, and December 31, 2022.

Leases

ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). The amendment requires contract assets and contract liabilities acquired in a business combination to be recognized and measured in accordance with ASC 606, Revenue from Contracts with Customers, as if the acquirer had originated the contract. The amendment is intended to improve the accounting for acquired revenue contracts with customers in a business combination, related to the recognition of an acquired contract liability, and to payment terms and their effect on subsequent revenue recognized by the acquirer. The amendment also provides certain practical expedients when applying the guidance. ASU 2021-08 is effective for interim and annual periods beginning after December 15, 2022, on a prospective basis, with early adoption permitted. The Company adopted ASU 2021-08 on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated condensed financial statements.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about transactions with a government that are accounted for by applying a grant or contribution model by analogy (for example, IFRS guidance in IAS 20 or guidance on contributions for not-for-profit entities in ASC 958-605). For transactions within scope, the new standard requires the disclosure of information about the nature of the transaction, including significant terms and conditions, as well as the amounts and specific financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated condensed financial statements.

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2023, which eliminated, among other things, the beneficial conversion model and requires the instrument to be recorded as a single liability. The adoption of this Update eliminated the recognition of the contingent beneficial conversion feature that was embedded in the Company’s convertible notes upon conversion of the convertible notes to equity instruments.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.

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NOTE 3 –INTANGIBLES

Finite-Lived Intangible Assets

The following is a summary of finite-lived intangible assets as of September 30, 2023, and December 31, 2022:

	September 30, 2023
	Cost	Accumulated Amortization	Net

Customer relationships	$300,809	$(94,776)	$206,033

	December 31, 2022
	Cost	Accumulated Amortization	Net

Customer relationships	$300,809	$(49,284)	$251,525

Intangible asset amortization expense was approximately $45,490 and $34,000 for the nine months ended September 30, 2023 and 2022, respectively. Intangible asset amortization expense was approximately $15,000 and $16,000 for the three months ended September 30, 2023 and 2022, respectively.

As of September 30, 2023, future amortization expense is expected to be as follows:

Twelve Months ending September 30,	Amount
2024	$60,162
2025	60,162
2026	60,162
2027	25,547
Total	$206,033

Indefinite-Lived Intangible Assets

The following table summarizes the balance as of September 30, 2023, and December 31, 2022, of the Company’s indefinite-lived intangible assets:

	September 30, 2023	Remaining Estimated Useful Life (Years)
Intangible asset – Part 135 certificate	$1,200,000	Indefinite

	December 31, 2022	Remaining Estimated Useful Life (Years)
Intangible assets – Part 135 certificates	$1,363,000	Indefinite

The FAA Part 135 certificate for a total amount of $1,200,000 relates to the certificate acquired from the GCA acquisition.

During the Company’s first fiscal quarter, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163,000, for a selling price of $550,000, which resulted in a gain in the amount of $387,000, which was reported in other income in the consolidated condensed statement of operations for the nine months ended September 30, 2023.

Balance of intangible Part 135 certificates was $1,200,000 and $1,363,000 as of September 30, 2023, and December 31, 2022, respectively.

The Company did not recognize any impairment of the Part 135 certificates as of September 30, 2023, and December 31, 2022.

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NOTE 4 – FIXED ASSETS

Fixed assets consist of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

Machine and equipment	$185,915	$173,035
Automobiles	101,787	63,207
Computer and office equipment	8,104	8,104
Software development costs	932,450	163,349
Fixed assets, gross	1,228,256	407,695
Less accumulated depreciation	(221,530)	(59,133)
Fixed Assets, net	$1,006,726	$348,562

During the nine months ended September 30, 2023 and 2022, the Company recognized $162,397 and $80,630 of depreciation, respectively. During the three months ended September 30, 2023 and 2022, the Company recognized $82,642 and $11,398 of depreciation, respectively.

NOTE 5 – DEPOSITS ON AIRCRAFT

Deposits on aircraft consist of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

Gulfstream aircraft deposits	$30,000,000	$12,000,000

Honda aircraft deposits	1,783,333	833,333

Total deposits on aircraft	$31,783,333	$12,833,333

Less current portion	(28,783,333)	(833,333)

Total deposits on aircraft non-current	$3,000,000	$12,000,000

Gulfstream Aerospace, LP

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79,000,000 with expected delivery throughout fiscal year 2024.

During the nine months ended September 30, 2023, the Company funded an additional amount of $18,000,000, of which $15,000,000 was funded through the SAC Leasing G 280 line of credit (See note 9).

The Company funded an aggregate amount of $30,000,000 and $12,000,000 towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of September 30, 2023, and December 31, 2022, respectively.

Honda Jet

The Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1,783,333 and $833,333 of deposits for aircraft not yet delivered at September 30, 2023 and December 31, 2022, respectively.

During the nine months ended September 30, 2023, the Company took delivery of one aircraft for a purchase price of $5,500,000, of which $250,000 was previously paid and recorded as deposits on aircraft.

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NOTE 5 – DEPOSITS ON AIRCRAFT (CONTINUED)

In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.

During the nine months ended September 30, 2023, the Company paid an aggregate of $1,200,000 towards the purchase of the aircraft pursuant to the executed purchase agreements.

NOTE 6 – EQUITY-METHOD INVESTMENT

The Company has the following equity method investments at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

Investment in Volato 158 LLC	$153,742	$151,874
Investment in Volato 239 LLC	-	1,006,700
	$153,742	$1,158,574

The Company has one equity-method investment as of September 30, 2023: Volato 158 LLC, with a membership interest of 3.125%.

The Company had the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.

During the nine months ended September 30, 2023, the Company recorded an income from its equity method investment of $21,982, which is presented in other income in the consolidated statement of operations.

Volato 158 LLC

In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4,167,500 to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.

As of December 31, 2022, the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $11,125 for the year ended December 31, 2022, which decreased the carrying value of its equity-method investment as of December 31, 2022, to $151,874.

As of September 30, 2023, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $1,868 for the nine months ended September 30, 2023, which increased the carrying value of its equity-method investment as of September 30, 2023, to $153,742.

Volato 239 LLC

During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6,370,000 for 81.25% interest in 239 LLC.

The Company retained 0.01% and 18.75% interest in 239 LLC as of September 30, 2023, and December 31, 2022, respectively. The Company elected to account for its investment under the equity method as the Company exercised significant influence through a management agreement with an affiliate of the Company.

Based on its equity investment, the Company has recorded a loss from its equity-method investment of $5,800 for the year ended December 31, 2022, which decreased the carrying value of the investment as of December 31, 2022, to $1,006,700.

Based on its equity investment, the Company recorded a gain from its equity-method investment of $20,115 for the nine months ended September 30, 2023, which is reported as income from equity method investments in the Company’s consolidated statement of operations for the nine months ended September 30, 2023.

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NOTE 6 – EQUITY-METHOD INVESTMENT (CONTINUED)

During the nine months ended September 30, 2023, the Company sold to third-party investors an aggregate amount of $1,470,000 for the remaining 18.75% interest in 239 LLC, resulting in the recognition of a profit of $443,185, which had been deferred at December 31, 2022. This profit is presented in other income as a gain from the sale of equity-method investment in the unaudited consolidated condensed statement of operation for the nine months ended September 30, 2023.

NOTE 7 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY

Revolving loan and promissory note with a related party consisted of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$-	$5,150,000
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	1,000,000	-
Total notes from related party - current	$1,000,000	$5,150,000

Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note:

On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8,000,000 which matures on January 1, 2023 (“December 2021 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.

In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.

The Company incurred approximately $370,000 and $166,000 of interest and penalties during the nine months ended September 30, 2023, and 2022, respectively.

During the Company’s first fiscal quarter, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6,001,407 (see note 8).

The balance of the December 2021 note was $0 and $5,150,000 as of September 30, 2023, and December 31, 2022.

Accrued interest, relating to this line of credit, was approximately $0 and $495,000 as of September 30, 2023, and December 31, 2022, respectively, which are presented in accrued interest in the consolidated balance sheets.

Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2023 promissory note

On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1,000,000, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. Promissory note from related party was $1,000,000 and $0 as of September 30, 2023, and December 31, 2022, respectively.

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NOTE 7 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY (CONTINUED)

The Company incurred $60,000 of interest during the nine months ended September 30, 2023. Accrued interest was $60,000 as of September 30, 2023, which is presented in accrued interest in the current liabilities in the consolidated condensed balance sheet as of September 30, 2023.

NOTE 8 – UNSECURED CONVERTIBLE NOTES

Unsecured convertible notes consisted of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
2022 unsecured convertible notes, 5% coupon, due December 2023	$-	$18,879,000
2023 unsecured convertible notes, 4% coupon, due March 2024	-	-
Total unsecured convertible notes, gross	-	18,879,000
Less unamortized debt discounts	-	(34,981)

Total unsecured convertible notes, net of discount	$-	$18,844,019
Less current portion	-	18,844,019
Total unsecured convertible notes, net of discount non-current	$-	$-

2022 unsecured convertible notes due December 2023 (“2022 notes”)

During the year ended December 31, 2022, the Company entered into a series of convertible notes with various investors in a series of multiple closings (the “2022 unsecured convertible notes”) for an aggregate principal not to exceed $20,000,000. During the year ended December 31, 2022, the Company issued convertible notes in an aggregate principal amount of $18,879,000, of which $18,879,000 was funded as of December 31, 2022.

During the nine months ended September 30, 2023, the Company secured one additional convertible note for principal amount of $250,000, of which $250,000 was funded for an aggregate amount of $19,129,000.

The notes are due and payable at any time on or after December 31, 2023 (“maturity date”). Upon the written demand of the majority holders of the 2022 notes, the maturity date can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertible notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.

The notes include automatic contingent conversion features. On or before the maturity date, should the Company become a reporting issuer and the common stock become listed on a national exchange or the Company consummate an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated as the lesser of a set discount to the initial public offering (“IPO”) price or a set formula calculated as the ratio of $80 million by the number of shares of common stock immediately preceding the above contingent event.

The convertible notes also contain an automatic conversion feature upon the securement of qualified financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price will be the lesser of (i) a set discount to the cash price per share for equity securities or (ii) the quotient of $80 million divided by the number of outstanding shares of common stock prior to the qualified financing.

The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.

In the event the convertible notes are still outstanding at the maturity date, the principal and accrued interest shall automatically convert into a newly created series of preferred stock at a conversion price equal to the quotient of $64 million by the number of shares of common stock issued and outstanding at maturity date.

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NOTE 8 – UNSECURED CONVERTIBLE NOTES (CONTINUED)

The notes also include a change of control feature, that allows the holders to receive an amount in cash equal to the principal and accrued but unpaid interest plus a repayment premium set at 25% of the outstanding principal of the notes. At issuance, the Company determined that this put feature was not probable and as a result was not accounted for separately from the debt host instrument.

In conjunction with the issuance of the notes, the Company incurred $87,159 of closing financing costs to this date, which were presented as an offset to the convertible notes in the consolidated balance sheets as of December 31, 2022.

The 2022 unsecured convertible notes included a conversion feature that failed the derivative accounting pursuant to ASC 815 Derivatives and Hedging as the conversion feature failed the net settlement criterion for derivative accounting, as the common shares underlying the conversion feature are not readily convertible to cash. The 2022 convertible notes are contingently convertible into equity securities upon a future contingent event outside of the Company’s control.

On January 1, 2023, the Company elected to adopt ASU 2020-06 Debt- Debt with Conversion and Other Options (Subtopic 470-20), which eliminated, among other things, the beneficial conversion model, and as such the 2022 convertible notes was accounted for as a single liability measured at its amortized costs.

On July 21, 2023, the Company secured a qualifying financing for cash, which triggered the automatic conversion of the carrying balance of the 2022 convertible notes into a newly issued series of preferred stock, namely the Series A-2 preferred stock (See note 11).

During the three months ended September 30, 2023, the Company converted the carrying balance of the 2022 unsecured convertible notes, which includes principal balance of $19,129,000, accrued but unpaid interest in the amount of $812,960 and $36,060 of unamortized debt discount, into 3,327,624 shares of Series A-2 preferred stock based on an agreed upon conversion price of $5.9820 in accordance with the original terms of the 2022 unsecured convertible notes agreements.

During the nine months ended September 30, 2023, the Company amortized $37,677 of closing financing costs through interest expense, bringing the unamortized financing costs balance at approximately $36,060.

During the nine months ended September 30, 2023 and 2022, the Company recognized $552,325 and $81,620 of interest expense, respectively. During the three months ended September 30, 2023 and 2022, the Company recognized $87,442 and $56,004 of interest expense, respectively.

2023 unsecured convertible notes

The Company entered into a series of convertible notes (the “2023 unsecured convertible notes”) issued in a series of multiple closings for an aggregate principal not to exceed $25,000,000. During the nine months ended September 30, 2023, the Company issued a series of notes in an aggregate principal amount of $18,421,407, of which $12,420,000 was funded and $6,001,407 was issued pursuant to the conversion of the line of credit with a related party (see note 7).

The notes (principal and interest) are due and payable at any time on or after March 31, 2024 (“maturity date”), upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertible notes carry a four percent (4%) coupon per annum effective July 1, 2023. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.

The notes include automatic contingent conversion features. On or before the maturity date, should (a) the Company become a reporting issuer and ITS common stock become listed on a national exchange or (b) the Company consummates a listing of its common stock through acquisition or by merger with a special purpose acquisition company (“SPAC”) in which the resulting parent company in such transaction realizes total proceeds from such business combination, including the SPAC cash in trust and any private placement effected concurrently with such business combination of at least $35,000,000 (“SPAC combination”) or (c) an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated at 0.90 of the price per share paid by a qualified SPAC combination or of the price per share paid by the purchasers of common stock from the underwriters in an IPO.

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NOTE 8 – UNSECURED CONVERTIBLE NOTES (CONTINUED)

The convertible notes also contain an automatic conversion feature upon the securement of a Qualified Financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price per share will be equal to the cash price paid per share for equity securities by the investors in Qualified Financing multiplied by 0.90.

The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.

The 2023 notes also include a change of control feature, that automatically convert the principal and accrued interest, in whole, into the number of shares of common stock of the Company at a conversion price per share equal to the cash price paid per share by the acquiror pursuant to such change of control multiplied by 0.90.

On January 1, 2023, the Company elected to adopt ASU 2020-06 Debt- Debt with Conversion and Other Options (Subtopic 470-20), which eliminated, among other things, the beneficial conversion model, and as such the 2022 convertible notes was accounted for as a single liability measured at its amortized costs.

On July 21, 2023, the Company secured a qualifying financing for cash, which triggered the automatic conversion of the 2023 convertible notes into a newly issued series of preferred stock, namely the Series A-3 preferred stock (See note 11).

During the three and nine months ended September 30, 2023 and 2022, the Company recognized approximately $34,319 and $0 of interest expense, respectively.

During the three months ended September 30, 2023, the Company converted the carrying balance of the 2023 unsecured convertible notes, which includes principal balance of $18,421,407, accrued but unpaid interest in the amount of $34,319, into 2,050,628 shares of Series A-3 preferred stock based on an agreed upon conversion price of $9.00 in accordance with the original terms of the 2023 unsecured convertible notes agreements.

NOTE 9 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY

Long term notes payable and credit facility consisted of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

SAC Leasing G280 LLC credit facility, 12.5 % interest, net of deposits	$18,750,000	4,500,000

Less discounts	(353,182)	(329,994)

Total notes payable, net of discount	$18,396,818	4,170,006

SAC Leasing G280 LLC Line of credit

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, of which an aggregate amount of $30,000,000 was funded and paid as of September 30, 2023, partially through a credit facility from SAC leasing G 280 (note 5).

During the nine months ended September 30, 2023, the Company paid an additional $3,000,000 towards the purchase agreements and funded an additional $15,000,000 through the SAC Leasing G280 credit facility.

During the nine months ended September 30, 2023, the Company increased its SAC leasing G280 line of credit by $15,500,000 and repaid $500,000, which brings the carrying balance at $19,500,000 as of September 30, 2023.

The Company incurred $480,500 and $356,750 of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of September 30, 2023, and December 31, 2022, respectively. During the nine months ended September 30, 2023 and 2022, the Company amortized to interest expense $100,561 and $0 of debt discount. During the nine months ended September 30, 2023 and 2022, the Company amortized to interest expense $38,215 and $0 of debt discount

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NOTE 9 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY (CONTINUED)

The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

During the nine months ended September 30, 2023 and 2022, the Company incurred approximately $1,256,290 and $0 of interest under this facility. During the three months ended September 30, 2023 and 2022, the Company incurred approximately $607,290 and $0 of interest under this facility

The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40,500,000 for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of September 30, 2023, the Company had an aggregate amount of $19,500,000 in promissory notes, of which 60% was sole to Coastal States Bank pursuant to the first amendment.

NOTE 10 – RELATED PARTIES

PDK Capital LLC (owned by the Chief Executive Officer)

On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, for 150,219 shares of Series Seed preferred stock. Fly Dreams LLC owns a FAA Certificate and is in the business of operating a part-135 aircraft charter business. The purchase price was applied against the acquisition of 651,239 shares of series seed preferred stock by PDK, representing approximately 33% of the issued and outstanding preferred shares.

During the nine months ended September 30, 2023, the Company transferred its Fly Dreams LLC operations to GCA. The Company sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550,000, which resulted in the recognition of $387,000 in gain, which is presented in other income in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023.

Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)

As of September 30, 2023, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock, representing 46.6% of the issued and outstanding shares of common stock. The Company leases two (2) aircraft from Argand up until July 31, 2023. The total lease expense incurred by the Company was $0 and $56,260 during the nine months ended September 30, 2023 and 2022, respectively. The total lease expense incurred by the Company was $0 and $15,460 during the three months ended September 30, 2023 and 2022, respectively. There is no balance owed to Argand Group LLC as of September 30, 2023.

PDK Management LLC (Chief Executive Officer is the sole member)

The Company facilitates the formation of limited liability plane companies (“Plane Co LLC”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s fractional program.  Each Plane Co LLC is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer.

The aggregate amount of revenue generated from Plane Cos totaled $3,344,391 and $1,640,956 for the nine months ended September 30, 2023 and 2022, respectively. The aggregate amount of revenue generated from Plane Cos totaled $1,109,797 and $798,083 for the three months ended September 30, 2023 and 2022, respectively.

Expenses charged to the Company by Plane Cos totaled $2,915,499 and $1,317,371 for the nine months ended September 30, 2023 and 2022, respectively. Expenses charged to the Company by Plane Cos totaled $902,672 and $581,156 for the three months ended September 30, 2023 and 2022, respectively.

Balance due to Plane Cos amounted to $271,241 and $217,408 at September 30, 2023 and December 31, 2022, respectively.

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NOTE 10 – RELATED PARTIES (CONTINUED)

Liotta Family Office, LLC (60% owned by the father of the Company’s Chief Executive Officer, 20% owned by the brother of the Company’s Chief Executive Officer and 20% owned by the Company’s Chief Executive Officer)

During the nine months ended September 30, 2023, Liotta Family Office, LLC entered into an unsecured promissory note for a total amount of $1,000,000 (note 7). The Company incurred approximately $60,000 of interest during the nine months ended September 30, 2023. Accrued interest was approximately $60,000 as of September 30, 2023.

During the nine months ended September 30, 2023, the Company converted the remaining principal, accrued interest and penalties of its line of credit into a convertible note for a total principal of $6,001,407. During the nine months ended September 30, 2023, the Company converted the principal of $6,001,407 into 668,065 shares of Series A-3 preferred stock representing approximately 32.6% of the issued and outstanding Series A-3 preferred shares as of September 30, 2023

Liotta Family Office, LLC currently owns 1,302,477 Series Seeds preferred shares, which represents approximately 32.7% of the issued and outstanding Series Seeds preferred shares as of September 30, 2023.

During the nine months ended September 30, 2023, the Company converted $3,000,000 principal and $165,616 of accrued interest owed to Liotta Family Office, LLC, into 529,190 shares of Series A-2 preferred stock representing approximately 15.9% of the issued and outstanding Series A-2 preferred shares as of September 30, 2023.

Aircraft Lease and Charter Services

As part of Volato’s aircraft ownership program, Volato leases a HondaJet HA-420 aircraft from Volato 158, LLC (“158LLC”), the Company’s equity-method investment, which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (The Company’s Chief Executive Officer’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, 158 LLC pays Volato a monthly management fee of $38,000, and Volato pays 158 LLC an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026.

Hangar Sublease and Personnel Services

The Company leases hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. The Company’s Chief Executive Officer and his spouse hold a majority interest in Modern Aero. The Company pays $3,800 per month in rent under a month-to-month lease arrangement.

Hoop Capital, LLC (Controlled by the Company’s Chief Commercial Officer and a director)

As of September 30, 2023, Hoop Capital LLC owns an aggregate of 3,414,660 shares of Common stock, representing 46.6% of the issued and outstanding shares of common stock.

Matthew Liotta 2021 Trust (the “Liotta Trust”)

On December 30, 2022, the Company issued an unsecured convertible note to Matthew Liotta in the amount of $1 million. During the nine months ended September 30, 2023, the Company incurred approximately $29,180. Following the qualifying financing, the Company converted the principal of the note and accrued interest in the aggregate amount of $1 million into 171,748 shares of Series A-2 preferred stock.

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NOTE 11 –PREFERRED STOCK (MEZZANINE EQUITY)

The Company has the following authorized preferred stock which have been designated as follows:

	Number of Shares Authorized	Number of Shares Outstanding at September 30, 2023	Par Value
Preferred stock As a Class	15,359,488		$0.001
Designated Preferred Series Seed (*)	3,981,236	3,981,236	$0.001
Designated Preferred Series A-1	6,000,000	1,205,000	$0.001
Designated Preferred Series A-2	3,327,624	3,327,624	$0.001
Designated Preferred Series A-3	2,050,628	2,050,628	$0.001

On July 24, 2023, and amended on September 18, 2023, the Company filed its third amended and restated articles of incorporation with The State of Georgia

(*) Stock Split and Reverse Stock Split

On July 21, 2023, the Company’s Board of Directors and shareholders approved a reverse stock split of the company’s Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,236, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.

The shareholders of the Company approved a two-for-one stock reverse split on November 15, 2022, which was effective on January 6, 2023. All share amounts have been retroactively adjusted to reflect the above stock split and reverse stock split.

Series Seed Preferred Shares (“Series Seed’)

On August 25, 2021, the Company filed an amended and restated articles of incorporation with the Secretary of State of Georgia. The holders of shares of preferred stock have a preference in payment, upon dissolution, liquidation, winding up of the Company or deemed liquidation event, out of the funds and assets available for distribution to its shareholders in an amount equal to the greater of (i) the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) plus any dividends declared but unpaid or (ii) the amount per share as would have been payable had all shares of preferred stock been converted into common stock.

The Series Seed preferred shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. Each share of Series Seed preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) by the conversion price in effect. Such conversion price is initially set as $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) and subject to standard anti-dilution provisions. Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event. Each share of preferred stock shall be automatically converted into shares of common stock at any time upon the occurrence of an event specified by vote or written consent of the requisite holders at the time of such vote or immediately upon the closing of a qualified financing.

The Company issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4,585,000, of which $4,585,000 has been funded as of September 30, 2023, and December 31, 2022.

There was no activity during the three and nine months ended September 30, 2023 and 2022. The Series Seed Preferred stock was initially reported and disclosed in permanent equity during the year ended December 31, 2022, and the three and six months ended June 30, 2023. The shares of Series Seed have a redemption feature upon the occurrence of deemed liquidation events, which is defined as a merger, consolidation and change of control or the sale, lease or licensing of substantially all of the Company’s assets. Following the July 2023 financing, the Company no longer has the ability to control such events, which resulted in the reclassification of the Series Seed into Mezzanine equity during the three months ended September 30, 2023.

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 NOTE 11 –PREFERRED STOCK (MEZZANINE EQUITY)

Series A-1, A-2, and A-3 Preferred Stock (“Series A Preferred Stock”)

On July 24, 2023 and amended on September 18, 2023, the Company filed its third Amended and Restated articles of incorporation with the Secretary of State of Georgia.

The Series A-1, A-2 and A-3 shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. The Company shall not declare or pay dividends on shares of any other class unless the holders of preferred shares then outstanding shall first receive, a dividend on each outstanding share of preferred stock on a Pari passu basis, calculated based on the original issue price. The Series A-1, A-2 and A-3 have an original issue price equals to $10.00 per share, $5.98 per share and $9.00 per share, respectively, subject to adjustments in the event of any stock dividend, stock split, combination, or other similar recapitalization. In the event of liquidation, dissolution or winding up of the Company, the holders of preferred stock shall be entitled to be paid on a pari passu basis based on the original issue price.

The holders of shares of Series A-1, A-2 and A-3 preferred stock are redeemable upon the dissolution, liquidation, winding up of the Company or deemed liquidation events similar to the Series Seed. Since the Company does not control the occurrence of such events, the shares of Series A preferred stock are presented in Mezzanine Equity. The Company concluded that the Series A preferred stock do not meet the limited exception from Mezzanine pursuant to ASC 480-10-S99-3A3(f).

Conversion

Each share of Series A preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price by the conversion price in effect. Such conversion price is initially set as $10.00, $5.98 and $9.00 for the Series A-1, Series A-2 and Series A-3, respectively and subject to standard anti-dilution provisions. The conversion price is subject to down round protection.

Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event.

In August of 2023, the Company executed a combination agreement with the Special Acquisition Company Proof Acquisition Corporation. The SPAC was sponsored by the venture capital firm PROOF.

During the nine months ended September 30 2023, the Company issued 1,205,000 Series A-1 shares of preferred stock for cash proceeds of $12,050,000 from the SPAC sponsor.

During the nine months ended September 30 2023, the Company issued 3,327,624 Series A-2 shares of preferred stock from the conversion of the 2022 convertible notes in the aggregate principal amount of $19.1 million and $0.8 million of accrued but unpaid interest based on an effective conversion price of $5.9820.

During the nine months ended September 30 2023, the Company issued 2,050,628 Series A-3 shares of preferred stock from the conversion of the 2023 convertible notes in the aggregate principal amount of $18.4 million and $0.1 million of accrued but unpaid interest based on an effective conversion price of $9.00.

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NOTE 12 – SHAREHOLDERS’ DEFICIT

The Company has authorized stock which have been designated as follows:

	Number of Shares Authorized	Number of Shares Outstanding at September 30, 2023	Par Value
Common Stock (*)	26,249,929	7,324,468	$0.001

On July 24, 2023, and amended on September 18, 2023, the Company filed its third amended and restated articles of incorporation with The State of Georgia.

(*) Stock Split and Reverse Stock Split

On July 21, 2023, the Company’s Board of Directors and shareholders approved a reverse stock split of the company’s Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,236, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.

The shareholders of the Company approved a two-for-one stock reverse split on November 15, 2022, which was effective on January 6, 2023. All share amounts have been retroactively adjusted to reflect the above stock split and reverse stock split.

Common Stock

During the nine months ended September 30, 2023, the Company issued 204,260 shares of common stock for cash receipt of $23,468 following the exercise of stock options.

As of September 30, 2023, the Company has a total of 7,324,468 shares of common stock for total purchase price of $76,968, of which $15,000 remained unpaid and are reported as stock subscription receivable in the shareholders’ equity (deficit) as of September 30, 2023, and December 31, 2022.

Equity Incentive Plan

In 2021, the shareholders of the Company approved the 2021 Equity Incentive Stock Plan (the “2021 Plan”), which provides for the grant of incentive stock options, non-statutory stock options to employees, and consultants. The aggregate number of shares of Common Stock that may be issued pursuant to the 2021 Plan is limited to 2,000,000 (pre stock split and reverse stock split).

Effective November 15, 2022, the board of directors and shareholders approve the increase of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 6,275,000 (post stock split and pre reverse stock split) following the approval of a two-for-one stock split. Effective July 21, 2023, the board of directors and shareholders approve the decrease of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 2,724,347 (post stock split and reverse stock split) following the approval of a one-for-0.434159 reverse stock split.

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NOTE 12 – SHAREHOLDERS’ DEFICIT (CONTINUED)

Stock Options

The balance and activity of all stock options outstanding as of September 30, 2023, following the Company’ stock split (effective January 6, 2023) and reverse stock split (effective July 21, 2023), is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise Price	Contractual
	Options	Per Share	Term (years)
Outstanding at December 31, 2022	2,470,365	$0.14	9.4
Granted	276,774	$8.14	-
Cancelled	(309,122)	$0.22	-
Exercised	(204,311)	$0.12	-
Outstanding at September 30, 2023	2,233,706	$1.12	9.0

Exercisable at September 30, 2023	645,927	$0.17

The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of September 30, 2023:

	Options		Options
	Outstanding		Exercisable
Exercise Price	Shares	Life (in years)	Shares
$0.12	158,466	7.9	106,005
$0.14	1,571,267	9.0	439,525
$0.16	231,552	8.6	97,684
$7.21	75,316	9.6	-
$8.52	197,105	9.9	2,713

	2,233,706	9.0	645,927

The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the nine months ended September 30, 2023, was $3.13 per share. The Company’s recognizes forfeitures as they occur. The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the nine months ended September 30, 2023 and 2022:

	For The Nine Months Ending September 30,
	2023	2022

Expected term	2-4	4
Expected volatility	30%	30%
Expected dividends	None	None
Risk-free interest rate	3.6%-4.6%	1.9%-2.6%
Forfeitures	None	None

As of September 30, 2023, the unrecognized compensation cost related to non-vested awards was $888,756.

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NOTE 13 – COMMITMENT AND CONTINGENCIES

Commitments

During the year ended December 31, 2022, the Company entered into purchase agreements with Honda Jet for the acquisition of aircraft that have not yet been delivered at September 30, 2023. The delivery of the remaining one (1) aircraft scheduled for 2023 will require payments totaling approximately $6,200,000.

Honda May 2023 Purchase Agreement

On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025. The Company should make a $150,000 deposit for each aircraft twelve months prior to the expected delivery date.

As of September 30, 2023, the Company has funded an aggregated amount of $1,450,000 towards the purchase agreement, which is presented under Deposits on Aircraft non-current in the consolidated financial statements.

Gulfstream Aerospace, LP

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, for which the Company made prepayments totaling $30,000,000 and $12,000,000 as of September 30, 2023, and December 31, 2022, respectively. The $30,000,000 is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3,000,000 per aircraft should the purchase agreement be terminated by the Company.

During the nine months ended September 30, 2023, the Company made additional payments of $18,000,000 towards these agreements, of which $15,000,000 was funded through the SAC Leasing G280 LLC credit facility (note 9).

Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at September 30, 2023, are as follows:

Gulfstream
For the twelve months ended September 30,	G280 Fleet
2024	$41,250,000
2025	7,750,000
Total expected contractual payments	$49,000,000

The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40,500,000 of the original $79,000,000 due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $21,000,000.

Legal Contingencies

The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

NOTE 14 – SUBSEQUENT EVENTS

Management has evaluated events that have occurred subsequent to the date of these consolidated unaudited financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through December 4, 2023, the date the consolidated unaudited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”

Subsequent to September 30, 2023, the Company issued an additional 180,000 shares of Series A-1 for cash consideration of approximately $1.8 million to the sponsor of the blank check company with whom the Company executed a business combination.

On October 16, 2023, the Company engaged Roth Capital Partners, LLC (“Roth Capital”) as its capital markets advisor. Roth Capital was engaged for a fee ranging from $1 million to $2 million for assisting the Company with raising capital.

On November 28, 2023, in conjunction with the Business Combination, PACI and Volato entered into an Equity Prepaid Forward Transaction with Vellar Opportunities Fund Master, Ltd.

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